Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	Carol Padon
Omaha, NE 68154	Investor Relations
(402) 963-1500

West Corporation Updates 2004 Outlook Following
Completion of Worldwide Asset Management Acquisition

Omaha, NE.—(PRNewswire)—West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced it completed the acquisition of Worldwide Asset Management, LLC, National Asset Management Enterprises Inc, and some of their affiliates (Worldwide) on August 1st.

The acquisition, for a net purchase price of $178 million in cash, assumed debt and other liabilities was first announced on July 23rd, 2004, and is being funded with a combination of cash and West’s existing bank credit facility.

Worldwide is a leading purchaser and collector of delinquent accounts receivable portfolios from consumer credit originators. Its main areas of operation include, purchasing and collecting of charged off consumer debt, government collections and contingent / third-party collections.

“We are very pleased to confirm this acquisition and officially bring the Worldwide team aboard,” commented Thomas B. Barker, Chief Executive Officer of West Corporation. “We look forward to Worldwide continuing its track record of aggressive profitable growth as part of our company.”

Outlook

➢	In light of the Worldwide acquisition, the company now expects to report 2004 consolidated revenues in the range of $1.147 – $1.177 billion.

➢	Consolidated net income for 2004 is expected to be in the range of $105 — $110 million.

➢	Consolidated cash flow from operations for the year are predicted to be in the range of $190 to $210 million.

➢	The company reaffirmed its original 2004 guidance to produce consolidated pre tax margins between 14.5% and 15%.

➢	The company maintains its capital expenditure estimates for 2004 of $60 to $70 million.

➢	The newly created Accounts Receivable Management (“ARM”) segment, which includes Attention and Worldwide, is expected to report revenue for the second half of 2004 in the range of $65 to $70 million.

➢	For the second half of the year, the company’s Communications Services segment is expected to report revenues between $370 and $385 million.

➢	The Conferencing Services segment expects to report revenues in the range of $140 to $150 million in the second half of 2004.

➢	This guidance assumes no acquisitions or additional changes in the current operating environment.

Conference Call

The company will hold a conference call to discuss this acquisition on August 3rd at 10:00 a.m. Central Time. Investors may access the call by calling 1-888-412-9257 or by visiting the Investor Relations section of the West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

About West Corporation

West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 27,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

This news release contains forward looking statements within the meaning of the Federal securities laws. You can identify forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward looking statements also include the assumptions underlying or relating to any of the foregoing statements. For example, statements about our ARM segment’s industry position and future growth and all of the statements under the heading “2004 Outlook” are forward-looking statements.

Our results could differ materially from the expectations expressed in these statements. Factors that could cause our results to differ include the possibility that: the market for our ARM segment may not develop as expected; we are unable to successfully integrate Worldwide or achieve planned synergies; our operating results may be harmed if we are unable to maximize our call center utilization; increases in the cost of telephone and data services or significant interruptions in such services could seriously harm our business; we must continue to attract and retain a sufficient number of qualified employees; as well as the other risks that are described from time to time in our SEC reports (including but not limited to our annual report on Form 10-K for the year ended December 31, 2003, and subsequently filed reports). We assume no obligation to update these forward looking statements.